Exhibit 99.2

CervoMed Awarded the Prix Galien USA 2024 Prize for Best Startup

The Prix Galien USA Best Startup category recognizes outstanding innovation by therapeutics-focused life science companies that have not yet received their first product approval

The award to CervoMed recognizes the advances made by the company towards developing the first treatment for Dementia with Lewy bodies (DLB)

Boston – November 8, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical-stage company focused on developing treatments for age-related neurologic disorders, announced today it was awarded by the Galien Foundation the Prix Galien USA 2024 prize in the Best Startup category. Cervomed was selected as one of two recipients from a total of 43 nominees in the Best Startup category.

“DLB is a rapidly debilitating condition affecting over 1.4 million patients in the U.S. and EU, for which there is no approved treatment,” said John Alam, MD, Chief Executive Officer of CervoMed. “As we approach December and the availability of topline results for our innovative proof-of-concept RewinD-LB Phase 2b clinical trial of neflamapimod, we are honored to receive this prestigious prize in recognition of the scientific merit and advances we have already made in our clinical program. We believe our selection by a committee of prominent pharmaceutical industry leaders also implicitly recognizes the significance and major medical breakthrough that a positive outcome in the RewinD-LB study would represent.”

The Galien Foundation oversees and directs activities in the US for the Prix Galien, an international awards program dedicated to recognizing and honoring progress through innovative medicines development, with chapters in 15 countries. The Prix Galien USA is considered America’s preeminent prize acknowledging the leading-edge of scientific advances in the life sciences industry since 2007 (https://www.galienfoundation.org/prix-galien-usa).

Prix Galien Startup Awards Committee 2024

Kenneth C. Frazier Committee Chair, Former Chairman & CEO Merck	Dr. Mikael Dolsten Chief Scientific Officer & President, Pfizer Research and Development	Penny Heaton Global Therapeutic Area Head, Vaccines, Janssen

Roch Doliveux Honorary CEO, UCB	Alex GORSKY Former CEO & Executive Chairman, Johnson & Johnson	Joel S. Marcus Executive Chairman & Founder, Alexandria

Sheri McCoy Board of Directors, AstraZeneca, Former CEO, Avon	François Maisonrouge Senior Managing Director, Evercore Partners	Elias Zerhouni Former Head of Global R&D, Sanofi

About Dementia with Lewy Bodies (DLB)
DLB is the third most common degenerative disease of the brain (after Alzheimer’s disease and Parkinson’s disease), with approximately 700,000 individuals in each of US and EU. Patients with this disease accumulate protein deposits, called Lewy bodies, in the brain’s nerve cells. This negatively affects cognitive ability, including attention, judgement, and reasoning, along with motor function. Patients with DLB incur higher healthcare costs, have longer hospitalizations, report lower quality of life, and have caregivers with higher levels of distress when compared to patients with Alzheimer’s disease. No treatments for DLB have been approved by the U.S. FDA or European Medicines Agency, and there are limited drugs in development. The current standard of care is cholinesterase inhibitor therapy, which is approved for use in Alzheimer’s disease, but in DLB patients only transiently improves cognition and does not impact the motor component of the disease.

About Neflamapimod
Neflamapimod is an investigational, orally administered small molecule brain penetrant drug that inhibits alpha isoform of the p38MAP kinase. In preclinical studies, neflamapimod reversed synaptic dysfunction, including and particularly within the part of the brain most impacted in DLB – the basal forebrain cholinergic system. In Phase 1 and Phase 2 clinical studies involving more than 300 participants, neflamapimod has been shown to be generally well tolerated. Results from the AscenD-LB Phase 2a clinical study demonstrated that neflamapimod significantly improved dementia severity (assessed by Clinical Dementia Rating Sum-of-boxes, or CDR-SB) compared to placebo and significantly improved functional mobility (assessed by Timed Up and Go Test, or TUG test) compared to placebo. At the highest dose evaluated, neflamapimod also improved results on a cognitive test battery. The treatment response in AscenD-LB in patients with early-stage DBL (i.e., those without biomarker evidence of tau pathology in the brain) was substantial (effect size > 0.7) and greater than the overall patient population. Neflamapimod is currently being evaluated in Phase 2b study, named RewinD-LB, a randomized, 16-week, double-blind, placebo-controlled clinical trial in 159 patients with early-stage DLB. Patients completing the 16-week main study period are continuing in a 32-week open label treatment extension. The primary endpoint in the study is change in CDR-SB, and secondary endpoints include the TUG test, a cognitive test battery, and the Clinician’s Global Impression of Change. Topline data from RewinD-LB are expected in December 2024.

About CervoMed

CervoMed Inc. (the “Company”) is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The Company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38 mitogen-activated protein kinase alpha. Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that causes disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with early-stage DLB.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to, the therapeutic potential of neflamapimod and the anticipated timing and achievement of clinical and development milestones, including the completion and achievement of primary endpoints of the RewinD-LB Phase 2b clinical trial and the Company’s announcement of topline data therefrom. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “might,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (SEC) on March 29, 2024, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579